Exhibit 10.10

Guarantee Agreement

Contract No.: [*]

Party A (Client): Xinjiang United Family Trading Co., Ltd.

Residence (Address): No.26 Wenhua Road, Tianshan District, Urumqi

Legal Representative: Wang Baolin

Party B (Trustee): Xinjiang Financing Guaranty Co., Ltd.

Residence (Address): Tiancheng Square, No.222 Jiefang North Road, Tianshan District, Urumqi

Legal Representative: Zhou Jun

Party A entrusts Party B to guarantee, Party B agrees and decides to guarantee after study. The parties hereby enter into this agreement by mutual agreement in accordance with the laws.

Article I Guarantee Object and Amount

1.1 Party B provides guarantee to creditors for the working capital loan business applied by Party A to Urumqi Youhao Road Sub-Branch of Huaxia Bank Co., Ltd. (hereinafter referred to as the “Creditor”). The term of Party A’s financing is two years, and the purpose is: supplementary working capital.

1.2 Party A and Party B agree through negotiation that the principal amount of Party B’s secured creditor’s right is: RMB10,000,000 (in words: Renminbi Ten Million). The principal amount of the secured creditor’s right shall be subject to the terms of the guarantee agreement signed by Party B and the Creditor.

Article II Scope, Manner of Guarantee and Guaranty Period

The scope, manner and guaranty period of Party B shall be subject to the guarantee agreement signed by Party B and the Creditor.

Article III Guarantee Fees:

3.1 Party A shall pay Party B a guarantee evaluation fee of RMB5,000 in a lump sum, which shall be paid separately if there is no conflict with the fees stipulated in paragraph 2 of this Article.

3.2 Through full negotiation by both parties, Party A shall pay the guarantee fees to Party B in accordance with the Article 3.2.1 below.

3.2.1 Party A and Party B determine that the charge ratio of the guarantee fees shall be 2% of the principal amount of the secured creditor’s right, which shall be paid by Party A in a lump sum before Party B issues the Guarantee Letter to the Creditor.

3.2.2 Party A and Party B determine the charge ratio of guarantee fees: Party B charges \% of the principal amount of the secured creditor’s right each year, the guarantee fees shall be paid by Party A to Party B in a lump sum before \ day \ month of each year.

3.2.3 Other payment methods:

3.3 If Party A fails to repay the Creditor on time, it shall pay the overdue premium to Party B, which shall be calculated at 4% of the total amount of principal and interest of Party A’s outstanding creditor’s right annually.

3.4 If Party A negotiates with the Creditor of the loan extension, and Party B agrees in writing to extend the guarantee liability of Party B, Party A shall pay Party B guarantee fees for the loan extension with a ratio of 2% of the amount of loans extended.

Article IV Post-Guarantee Supervision and Management Right:

After the release of the guarantee funds, Party B shall have the right to make periodic or irregular investigations on Party A’s production and operation conditions, creditor’s rights and debts, use of financing funds, project progress, etc., and require Party A to provide relevant documents and materials. Party A must answer all questions raised by Party B truthfully and without any evasion or concealment, Party A shall not, for any reason, obstruct or interfere with Party B’s regular or regular inspection, understanding and supervision in any way.

Article V Party B’s Right of recourse and Right of Subrogation

5.1 If Party A fails to repay the debt in full and on schedule as agreed in the financing business agreement with the Creditor, Party B shall have the right to immediately exercise the right of recourse against Party A after fulfilling the guarantee obligation under the guarantee agreement, and require Party A to repay the following funds:

5.1.1 All the compensation paid by Party B to the Creditor and the interest occupied by compensation funds on behalf of Party A due to the performance of the guaranty liability, the interest occupied by compensation funds shall be calculated on the basis of the total amount reimbursed by Party B, at four times the quoted market rate for one-year loans at the time of this contract from the day following the date of payment in lieu.; the compensation shall include but not limited to the principal, interest, compound interest, penalty interest, liquidated damages payable by Party A to the Creditor, indemnity, and expenses incurred by the Creditor in realizing the creditor’s rights, etc.

5.1.2 All expenses incurred by Party B in realizing the right of recourse (including but not limited to legal costs, attorney’s costs, execution costs, appraisal costs, registration costs, transfer costs, storage costs, travel expenses, etc.).

5.1.3 Overdue premium as stipulated in 3.3 of Article III of this agreement.

Party A shall repay Party B within 5days after Party B makes the compensation.

5.2 Party B shall have the right to exercise all rights against Party A in place of the original creditor within the scope of liquidation, including the right to take over any security interest established for the Creditor’s rights and the right of claim of third party to provide guarantee for Party A’s borrowings.

Article VI Party A’s Obligations

6.1 All materials provided to Party B shall be true and accurate; all submitted copies shall be in accordance with the original; the facts stated shall not be false.

6.2 The premium shall be paid on schedule as stipulated in Article III of this agreement.

6.3 The fund shall be used strictly in accordance with the purposes agreed in the financing business agreement with the Creditor, and the purpose shall not be changed.

6.4 Strictly implement the repayment plan in accordance with the repayment method, capital source, time and amount stipulated in the financing agreement, timely inform Party B of the repayment situation, and provide necessary repayment documents.

6.5 Accept Party B’s supervision of its production and management, financial accounting, and provide Party B with financial statements on a monthly basis or as required by Party B.

6.6 If Party A provides guarantee for a third party beyond its capacity, shall obtain Party B’s written consent.

6.7 If Party A changes the company name, business scope, registered capital, legal representative, project’s responsible person and responsible person of financial, address and telephone number, etc., and Party A’s business mechanism or equity structure changes (including but not limited to contracting, leasing, joint venture, partnership, transfer, merger, division, share-holding reform, joint venture or cooperation with foreign companies, etc.), it shall give a written notice to Party B 30 days in advance, and shall not affect Party B’s interests as the guarantor;

6.8 If other major operation decisions that may affect the interests of Party B as guarantor are implemented, Party B’s written consent shall be obtained in advance.

6.9 Party A shall not change the financing business agreement with the Creditor without the written consent of Party B.

Article VII In case of any of the following circumstances, Party A shall promptly notify Party B in writing, Party B may notify the Creditor of the financing business agreement to stop generating new creditor’s rights or recover the incurred creditor’s rights in advance:

7.1 Arbitrarily change the use of funds;

7.2 Providing guarantee to a third party beyond its own capabilities without the written consent of Party B;

7.3 Financial condition deteriorates, and production and management produce serious difficulties;

7.4 Involving major economic disputes or administrative penalties, causing major property losses and casualties due to major safety liability accidents or involving criminal proceedings, which are enough to seriously affect production and management and financial situation;

7.5 Counter-guaranteed property is not insured, or the value of anti- guarantee property may be severely depreciated, or anti- guaranteed property may be lost, or dispose (transfer) counter-guarantee property without authorization, which is enough to endanger the interests of Party B;

7.6 Other major matters affecting Party B’s interests.

Article VIII Party B’s Obligations

8.1 Fulfill the guarantee obligation in accordance with the agreement;

8.2 Party B shall keep confidential the information provided by Party A and the operation information it has learned.

Article IX Party A recognizes the guarantee agreement signed by Party B and the Creditor of the financing business agreement, the scope of Party B’s compensation shall be based on the guarantee agreement signed by Party B and the Creditor, Party A shall not, on the ground that the amount of Party B’s compensation exceeds the amount agreed in the financing business agreement between Party A and the Creditor, disagree the amount of Party B’s compensation, Party B may claim the full amount stipulated in Article V hereof from Party A.

Article X Party B shall have the right to require Party A to provide counter-guarantee, and sign the relevant Counter-guarantee Agreement separately.

Party A shall be obliged to provide effective counter-guarantee as required by Party B, and sign the relevant Counter-guarantee Agreement.

Article XI Enforcement Notarization

This agreement shall have the effect of enforcement if it has received the notarial certificate of creditor’s rights document with the effect of enforcement. In case of compensation, Party B shall have the right to apply to the people’s court with jurisdiction in the place where Party B is located for the enforcement of all enforceable property such as Party A’s current assets, fixed assets and external creditor’s rights. The amount of application for enforcement is: the total amount stipulated in 5.1 of Article V of this Agreement, the liquidated damages stipulated in Article XII and all other expenses payable by Party A.

Article XII Responsibility for Breach of Contract

12.1 If Party A fails to pay the premium to Party B as stipulated in this agreement, for each day of delay, Party A shall pay Party B liquidated damages calculated on the basis of five ten thousandths of the unpaid premium amount per day.

12.2 If Party A fails to repay the debts as stipulated in the financing business agreement with the Creditor, and involving the guarantee liability and other civil liability of Party B, except that Party A shall bear all the liabilities for compensation to Party B, Party A shall also pay liquidated damages to Party B in accordance with all debts paid by Party B on behalf of Party A and 30% of all expenses incurred by Party B in the process of realizing the creditor’s rights.

Article XIII Appendix

13.1 “Financing business agreement” refers to the agreement signed by Party A and the Creditor for borrowing, bank’s acceptance bill, establishment of a letter of credit, issuing letter of guarantee and other financing services.

13.2 “Creditor” refers to the borrower in the financing business agreement, the acceptance bank in the bank’s acceptance bill, the beneficiary in the guarantee letter and other business, etc.

13.3 “Guarantee agreement” refers to a (maximum) guarantee agreement signed by Party B and the Creditor, a guarantee letter issued by Party B to the Creditor, a (maximum) irrevocable guarantee letter, etc.

Article XIV Miscellaneous

14.1 Any dispute arising from this agreement shall be settled by both parties through friendly negotiation, if no settlement can be reached through negotiation, such dispute shall be under the jurisdiction of the people’s court at the place where Party B is located

14.2 This agreement shall come into force on the date when it is signed by both parties.

14.3 This agreement is made in five copies, one held by Party A and one held by Party B, which shall have the same legal effect.

14.4 Party A’s operator of this agreement: Cai Jihong Contact number: [*]

Party B’s operator of this agreement: Zhao Bin Contact number: [*]

Article XV Notice:

Party B has asked Party A to understand the terms of this agreement comprehensively and accurately, and to explain the relevant terms at the request of Party A, the signing parties have the same understanding of the meaning of this agreement.

Party A (seal): Xinjiang United Family Trading Co., Ltd. Legal Representative: /s/ Wang Baolin (seal) (or entrusted agent): Date of Signing: June 2, 2021	Party B (seal): Xinjiang Financing Guaranty Co., Ltd. Legal Representative: /s/ Zhou Jun (seal) (or entrusted agent): Date of Signing: June 2, 2021

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